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                                                                   EXHIBIT 10.54


                         FORM OF DEVELOPMENT AGREEMENT


THIS DEVELOPMENT AGREEMENT ("Agreement") is made effective the ____ day of____, ____, by and between Triad Senior Living ____, L.P., a Delaware Limited Partnership (the "Owner") and Capital Senior Development, Inc., a Texas corporation ("Capital Senior").

         A. WHEREAS Capital Senior is a firm specializing in the planning and development, arranging for financing, occupancy development, arranging for design and construction, and operation of retirement communities; and

         B. WHEREAS the Owner desires to develop and construct an expansion of
the existing retirement community in        (the "Facility") to be located on a
parcel of land described on Exhibit "A" (the "Land") (the Facility and the Land are collectively referred to herein as the "Project"); and

         C. WHEREAS the Owner understands the concept and plan of Capital Senior for the development and operation of retirement communities; and

         D. WHEREAS the Owner believes that utilizing such concept and plan of Capital Senior will enable it to economically provide the Project to its residents; and

         E. WHEREAS the Owner wishes to engage Capital Senior as developers in connection with the Project, and Capital Senior is willing to serve in such capacity.

         NOW THEREFORE, the parties do hereby agree as follows:

I.  SERVICES TO BE PERFORMED BY CAPITAL SENIOR

1.1 For the consideration herein stipulated, Capital Senior will direct the Project for the Owner, as stated below. Capital Senior will expedite and coordinate planning and development, arrange for financing, supervise initial occupancy development, arrange for design and construction services, and handle certain bookkeeping functions, all as hereinafter set forth.

1.2 The scope of the Project will be essentially the development, construction and occupancy of assisted living units, and related common areas, pursuant to the budgets approved by the Owner.


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II.  PLANNING AND DEVELOPMENT

2.1 Capital Senior will coordinate, prepare, and recommend to the Owner, for its approval, a basic plan for the Project, including: a site plan, mix, size and shape of living units, and types of common areas.

2.2 Capital Senior will recommend to the Owner, for its approval, the initial rates for the monthly service fees to residents in connection with the Project.

2.3 Capital Senior will prepare, for Owner's approval, projections of capital cost in form similar to that attached hereto as Exhibit "B" (the "Capital Cost Budget"), as well as operating expenses and cash flow projections.

2.4 Capital Senior will prepare, for Owner's approval, the form of residency agreement (the "Residency Agreement") to be executed by the residents. The Residency Agreement describes the program of services to be offered to the resident by the Owner. The Owner shall provide, at Owner's cost, legal counsel acceptable to Capital Senior, to determine the legality, effect and enforceability of the Residency Agreement. During the term of this Agreement, the Owner agrees not to change the terms of the Residency Agreement except with the consent of Capital Senior.

2.5 To the extent that unforeseen circumstances require changes from time to time in the basic plan, fee schedules, financial projections or the form of the Residency Agreement, Capital Senior will recommend said changes to the Owner.

2.6 Capital Senior will determine municipal, state and federal requirements affecting the planning for the Project. Capital Senior will prepare or cause to be prepared the documents to obtain approval of governmental authorities having jurisdiction over the Project, and no such documents shall be submitted by the Owner without prior approval of Capital Senior.

2.7 Capital Senior will prepare for the Owner a schedule of all Project activities and will update the schedule from time to time as may be necessary due to changing circumstances.

III.  ARRANGEMENT FOR PERMANENT AND INTERIM FINANCING

3.1. Capital Senior will, if requested by the Owner, prepare loan application documents required by the Owner for the project, including brochures, feasibility reports, financial projections, information regarding the community need for the Project and other material necessary to make application for permanent and interim financing for the Owner.

3.2. Capital Senior will, on behalf of the Owner, present the loan application to interested lenders and negotiate the terms of any interim land acquisition and construction financing and permanent financing required by the Owner for the project. Capital Senior will, if it is successful in negotiating such financing, recommend to the Owner for its approval and acceptance the interim and permanent financing so obtained on the Owner's behalf.


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         3.3. The Owner will not unilaterally negotiate for, or attempt to obtain on its own, construction financing or permanent financing. Capital Senior agrees to solicit any lending sources recommended by the Owner upon its written request.

IV. [INTENTIONALLY OMITTED]

V.  ARRANGEMENTS FOR DESIGN AND CONSTRUCTION MANAGEMENT SERVICES

         5.1 Capital Senior will furnish the Owner its expertise and knowledge in arranging for design and construction management services in connection with the design and construction phases of the development of the Project.

         5.2 Capital Senior will recommend an architect to the Owner to perform and coordinate all engineering design and inspection services for the Project. The Owner will enter into a contract with the architect. Without assuming any design or engineering liabilities of the architect, Capital Senior, on behalf of the Owner, shall oversee the activities of Owner's architect. At appropriate times, as the architect proceeds with the design, Capital Senior will require the architect to submit the plans and specifications directly to the Owner for the Owner's approval.

         5.3 Capital Senior will recommend a general contractor to the Owner to perform all general contractor services for the Project. The Owner will enter into the contract with the selected general contractor. Without assuming any liabilities of the general contractor, Capital Senior, on behalf of the Owner, shall oversee the activities of the Owner's general contractor. At appropriate times, Capital Senior will submit to the Owner a statement of probable construction costs based on square footage, volume, and other unit costs. As the architect proceeds to refine and complete the plans and specifications, Capital Senior shall keep the Owner informed of any adjustments to previous statements of probable Project construction costs, indicated by changes in scope, changes in costs of labor or materials, changes in local requirements, or changes in Project needs.

         5.4 Capital Senior will recommend an interior designer to perform and coordinate all interior design services for the Project. The Owner will enter into a contract with the interior designer. Without assuming any interior design liabilities of the interior designer, Capital Senior, on behalf of the Owner, shall oversee the activities of the Owner's interior designer. At appropriate times, as the interior designer proceeds with the design, Capital Senior will require the interior designer to submit plans and color boards to the Owner for the Owner's approval.

         5.5 Except to the extent to be obtained by the architect or the Owner, Capital Senior shall file the required documents with and use its best efforts to secure the approval of governmental authorities having jurisdiction over the design of the Project.

         5.6 Capital Senior does not assume any design or engineering or any other liabilities of the architect nor any liabilities of the general contractor and interior designer, and the Owner agrees to look solely to the architect, to the general contractor, and to the interior designer for such liabilities, respectively.


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VI. BOOKKEEPING FUNCTIONS

         6.1 Unless this Agreement is sooner terminated under Article IX, from the date of this Agreement and until initial occupancy of the Project, Capital Senior shall perform all bookkeeping services for the Project contemplated by this Agreement. Such services do not include the preparation of tax returns or other filings required of the Owner.

         6.2 The Owner shall open an account in the Owner's name at a bank, the location of which shall be mutually agreed upon by the Owner and Capital Senior. Capital Senior shall prepare and present to Owner requests for payments supported by appropriate invoices on a monthly basis. Owner shall authorize payment of such requests upon receipt and cause the expenses related to the Project to be paid when they become due. All employees of Capital Senior and the Owner engaged in handling the Owner's funds shall be bonded in accordance with the standard practices of Capital Senior.

VII.  OWNER RESPONSIBILITIES

         7.1 Capital Senior shall not perform or have the responsibility for the performance of legal services in connection with the activities arising hereunder. The Owner shall retain the services of legal counsel acceptable to Capital Senior, at Owner's cost, to perform legal services relating to the Project. While the legal counsel retained by the Owner shall be directly responsible to the Owner, he or she shall be directed to cooperate with and assist Capital Senior.

         7.2 Capital Senior shall not perform or have the responsibility for the performance of accounting services in connection with the activities arising hereunder, except as otherwise provided under Article VI above. At Owner's discretion, the Owner may retain the services of a nationally recognized certified public accounting firm acceptable to Capital Senior, at Owner's cost, to perform annual audits, to prepare tax returns, to prepare any other reports required for state or federal bureaus which require certification and/or licensure, and to perform other necessary accounting services relating to the Project.

         7.3 The Owner shall designate, when requested by Capital Senior, representatives authorized to act on its behalf. The Owner shall examine documents submitted by Capital Senior and render decisions pertaining thereto promptly to avoid delay.

         7.4 The Owner agrees that it will fulfill in a timely manner all of the terms of the loans obtained for the Project with its approval. The Owner also agrees that it will fulfill in a timely manner all of the terms of the architect contract and construction contract for the Project.

         7.5 The Owner shall pay all costs of the Project, including but not limited to legal and accounting fees, all forms of taxes, licenses, closing costs, marketing costs, occupancy development costs (initial and re-occupancy), design costs, construction costs, the cost of all furnishings, subsurface soil tests and analyses, site surveys prepared by a registered surveyor, and other costs as described on the capital cost budget for the Project, as updated from time to time.


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         7.6 The Owner shall have the responsibility of approving applications for occupancy and in connection therewith shall be responsible for assuring compliance with all non-discrimination and other laws relating to such decisions.

         7.7 The Owner agrees to apply for and maintain, at its expense, with reputable and financially sound insurance firms, policies of insurance to insure itself and Capital Senior against public liability (including contractual liability insurance as applicable to Owner's obligations under paragraph 10.7), and such other policies in amounts as necessary and proper for the type of activities required of Capital Senior hereunder and the type of activities in which the Owner is engaged. The Owner may obtain any additional insurance coverage that it deems advisable. The Owner agrees to include Capital Senior and any lender as named insureds on any such policies as may be requested by Capital Senior from time to time, and to provide Capital Senior with complete copies of such policies and certificates of insurance which evidence such coverage. Such policies shall be endorsed to provide that such insurance is primary to any insurance purchased directly by Capital Senior, and is not excess or contributing insurance.

         7.8 The Owner shall cooperate with Capital Senior in every respect and shall furnish Capital Senior all information required by Capital Senior for the performance of its services and shall permit Capital Senior to examine and copy any data in possession and control of the Owner affecting the development of the Project and shall in every way cooperate to enable Capital Senior to perform its services satisfactorily.

VIII.  COMPENSATION

         8.1 In consideration of the performance of the planning, development, arranging for financing, initial occupancy development, arranging for design and construction, bookkeeping services and other services as contemplated in Articles II, III, IV, V and VI in connection with the initial development and other services of the Project, the Owner agrees to pay Capital Senior a Development Fee equal to four percent (4%) of all line items on the Capital Cost Budget (Exhibit B) excluding project contingency. In addition, Owner agrees to pay Capital Senior an overhead reimbursement fee equal to four (4%) percent of all items on the capital cost budget.
The Development Fee will be paid as follows:

                  8.1.1 Thirty-five percent (35%) of the estimated total Development Fee as stated in the Capital Cost Budget shall be paid on a monthly basis commencing on the date of this Agreement and amortized over a period of six (6) months with the total amount due and payable prior to commencement of construction.

                  8.1.2 Sixty Five percent (65%) of the estimated total Development Fee shall be paid monthly during construction payable with said fee amortized over ten (10) months with the total amount (if completed sooner than ten (10) months) due and payable upon completion of construction. Progress construction is a condition precedent to Capital Senior's right to receipt of such fee.


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         8.2 In addition to the above, Capital Senior will invoice Owner on a monthly basis for all reimbursable costs accrued under this Agreement on behalf of the Project, and Owner shall authorize payment within 15 days of receipt of said invoices.

IX.  TERMINATION

         9.1 Unless terminated sooner as hereinafter provided, this Agreement shall continue until the earlier of sixty (60) months or ninety percent occupancy of all phases of this Project.

         9.2 Notwithstanding the foregoing, this Agreement may be terminated by Owner for Cause as defined in Sections 9.2.1 through 9.2.3, or by Capital Senior for Cause as defined in Section 9.2.4 as hereinafter provided:

                  9.2.1 In the even of material breach by Capital Senior of a material term hereof, which breach is not cured within sixty (60) days after written notice by Owner and such failure is the result of Capital Senior's willful misconduct, gross negligence, or unlawful act;

                  9.2.2 In the event that a petition in bankruptcy is filed by Capital Senior or its permitted assignee, or in the event Capital Senior or its permitted assignee makes an assignment for the benefit of creditors or takes advantage of an insolvency act, by notice to Capital Senior or assignee;

                  9.2.3 In the event that (i) Capital Senior's or any permitted assignee's corporate existence is dissolved and the duties under this Agreement are not assumed by Capital or an affiliate of Capital Senior
         (ii) Capital Senior or any permitted assignee ceases to do business for any reason, by notice to Capital Senior or such assignee, and the duties under this Agreement are not assumed by Capital Senior or Capital Senior's Affiliate.

                  9.2.4 This Agreement may be terminated by Capital Senior in the event that Capital Senior fails to receive reimbursement of reimbursable expenses or any compensation due Capital Senior pursuant to the terms of this Agreement, or any other compensation due Capital Senior, and such failure continues for a period of thirty (30) days after Capital Senior's written notice thereof to Owner.

                  9.2.5 No termination of this Agreement shall affect any obligation owing by either party hereto to the other which accrued prior to the effective date of such termination.

         9.3 If either party elects to terminate this Agreement as a result of the occurrence of an event specified in paragraph 9.2, it shall give written notice to the other party and such termination shall be effective thirty (30) days after the mailing thereof and the applicable cure periods, if any, unless the grounds for termination have been remedied prior to such effective date of termination. If this Agreement is so terminated for Cause, as provided in Sections 9.2.1


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to 9.2.3, Capital Senior shall be entitled to an amount equal to its earned compensation and shall be entitled to reimbursement for all advances made payable immediately, and neither party shall have any further obligations to the other. However, if Capital Senior terminates this Agreement for Cause, as provided in Section 9.2.4, or this Agreement is terminated without Cause by Owner, in addition to the amount of earned compensation and reimbursement for all advances made to the date of termination, Capital Senior shall be entitled to unearned compensation it would have been entitled to receive had this Agreement not been terminated, including the compensation provided in Section 8.1.

X.  GENERAL

         10.1 So long as the Agreement is in force, Capital Senior agrees that the Owner may represent to the public that the planning and development is being done by Capital Senior, and the Owner agrees that the Capital Senior name will be identified, in an appropriate way, as the Owner's development company, on the construction marquee and related materials.

         10.2 Except as stated in this Section 10.2, the ownership of trade names, trademarks, ideas, documents, forms, occupancy development material and other materials created by Capital Senior either prior to this Agreement or as a result of this Agreement is to be considered proprietary and will remain the property of Capital Senior whether the proposed Project is constructed or not. They are not to be used by the Owner except in connection with the Project. Upon the expiration of this Agreement, all materials created by Capital Senior for the Project, in accordance with this Agreement, shall belong to Capital Senior and all rights of the Owner therein shall automatically cease and terminate. Notwithstanding the above, the name selected for this Project shall become property of the Owner.

         10.3 In order to carry out the intent and spirit of this Agreement, the Owner and Capital Senior will do all acts or things necessary, including the execution of other agreements, documents and instruments.

         10.4 Whenever in this Agreement or otherwise in order to carry out its spirit and intent, the consent, approval, or agreement of the Owner or Capital Senior is required, it is agreed that it will not be unreasonably withheld. Measure of reasonableness shall include the degree to which the recommendations are consistent with other projects planned by Capital Senior, the degree to which the recommendations will result in a financially sound Project, and the degree to which the recommendations are consistent with earlier recommendations previously approved.

         10.5 Once its approval is granted at each phase of the planning and development, financing, occupancy development, design, construction and operation, the Owner shall not subsequently alter or change the plan, budget or program without the written consent of Capital Senior.

         10.6 This Agreement sets forth the entire agreement between Capital Senior and the Owner. Any change or modification of this Agreement must be in writing and signed by all parties hereto.


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         10.7 The Owner will indemnify and hold harmless Capital Senior from any and all liability arising incident to the Owner's performance of its duties under this Agreement. Capital will indemnify and hold harmless the Owner from any and all liabilities arising incident to Capital's performance of its duties under this Agreement. The Owner shall also indemnify and hold Capital Senior harmless against any and all losses, costs or expenses incurred by Capital Senior by reason of, arising out of or in any way related to noncompliance by the Facility with all applicable state, federal and local laws, ordinances, rules and regulations relating to the physical condition of the property of the Facility, provided Capital Senior shall promptly notify the Owner of Capital's knowledge of any such noncompliance.

         10.8 This Agreement and its interpretation, validity and performance shall be governed by the laws of the State of Texas.

         10.9 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns. Notwithstanding the foregoing, neither party may assign this Agreement or any rights hereunder without the consent of the other.

         10.10 Any dispute, claim or controversy of any kind between the parties arising out of this Agreement or involving the interpretation or application of any provision of this Agreement shall be submitted to arbitration in Dallas, Texas, in accordance with the commercial arbitration rules of the American Arbitration Association; provided, that each party shall be required to submit its proposed resolution of such dispute, claim or controversy to the arbitrator and the arbitrator shall be required to render a decision adopting in full one or the other of such proposed resolutions, and no compromises or alternative resolutions shall be allowed or considered by the arbitrator. The parties jointly shall agree on an arbitrator. If the parties are unable to agree in good faith within a reasonable time on the selection of an arbitrator, either party may request appointment of an arbitrator by the American Arbitration Association. The arbitration decision shall be final and binding on both parties unless the arbitration is fraudulent or so grossly erroneous as to necessarily imply bad faith. General costs of arbitration are to be shared by both parties equally, provided that the arbitrator may choose to award general costs of arbitration against the losing party if he or she determines that the final position urged by the losing party was not reasonable.

         10.11 Any sums due but unpaid hereunder shall bear interest at a rate equal to 1% per annum plus the reference rate as announced from time to time and charged by national banks to its most credit worthy customers (generally referred to as prime rate of interest), from the due date until paid.

         10.12 The Owner agrees to pay any sales tax or similar charges which may be imposed on any payments required to be made by the Owner hereunder.

         10.13 No provision of this Agreement shall be disclosed by the Owner to any person, firm or corporation without the prior written approval of Capital Senior, except that Owner may disclose any provision hereof without the consent of Capital Senior to the extent necessary to comply with any statute, governmental rule or regulation or court order to which Owner may be subject. No provision of this Agreement shall be disclosed by Capital Senior to any person, firm


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         or corporation without the prior written approval of the Owner to the extent necessary to comply with any statute, governmental rule or regulation or court order to which Capital Senior may be subject.


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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective on the day and year first above written, on this _____ day of __________, _____.


TRIAD SENIOR LIVING __, L.P.                  CAPITAL SENIOR DEVELOPMENT, INC.
BY ITS GENERAL PARTNER
TRIAD SENIOR LIVING, INC.



By:                                          By:
    --------------------------                   --------------------------
    Name                                         Name

    --------------------------                   --------------------------
    Title                                        Title

cc:      James Stroud - Capital Senior Living
         David R. Brickman, Esq. - Capital Senior Living


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